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                                                                    EXHIBIT 99.1
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                     [Letterhead of Triad Hospitals, Inc.]

                                                                            NEWS

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                                                           FOR IMMEDIATE RELEASE

Investor Contact:                                               Media contact:
Deborah Little                                        Patricia G. Ball, Ed. D.
Investor Relations Coordinator                  Vice President, Marketing & PR
972-701-2259                                                      972-789-2719

                     TRIAD ANNOUNCES RECEIPT OF IRS RULING

DALLAS, TX, (April 17, 2001)-Triad Hospitals, Inc. (the "Company") (Nasdaq:
TRIH) announced today that Triad and HCA-The Healthcare Company have received favorable rulings from the Internal Revenue Service to the effect that the proposed merger of Quorum Health Group, Inc. with and into Triad and related transactions will not cause the 1999 spin-off of Triad or LifePoint Hospitals, Inc. by HCA or the restructuring transactions that preceded the spin-off to fail to qualify for the tax treatment stated in the IRS rulings previously issued to HCA.

"We are very pleased to have achieved this important milestone in the transaction," said James D. Shelton, Triad's Chairman and Chief Executive Officer. "We look forward to completing the transaction on April 27, 2001 as previously announced."

Triad owns and manages hospitals and ambulatory surgery centers in small cities and selected high-growth urban markets. The proposed merger of Quorum Health Group, Inc. with and into Triad will create the third-largest publicly owned hospital company in the United States, with 49 hospitals (excluding one Quorum hospital which is under contract to be sold) and 14 ambulatory surgery centers in 17 states with approximately 9,000 licensed beds. The Company completed a spin-off and began operations as an independent company on May 11, 1999.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to

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revise or update any forward-looking statements, or to make any other forward-
looking statements, whether as a results of new information, future events or otherwise.

All references to "Company", "Triad", and "Triad Hospitals, Inc." as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.

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